Exhibit 23.2

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Adeona Pharmaceuticals, Inc. and Subsidiaries (a development stage company) (formerly Pipex Pharmaceuticals, Inc.) of our report dated March 11, 2008 on the consolidated financial statements of Adeona Pharmaceuticals, Inc. and Subsidiaries for the years ended December 31, 2007 and 2006 and for the period from January 8, 2001 (inception) to December 31, 2007, included in Form 10-KSB filed on March 31, 2008, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
January 27, 2009